Exhibit 10.2

AMENDMENT TO
MAGNUM HUNTER RESOURCES, INC. OUTSIDE DIRECTOR POLICY

I.              RECITALS

Magnum Hunter Resources, Inc. (“Magnum Hunter”) adopted an Outside Director Policy, effective as of December 1, 2004 (the “Policy”).

The Policy provides that if there is a Change in Control (as defined in the Policy) of Magnum Hunter, the members of Magnum Hunter’s Board of Directors who are outside or disinterested directors would receive specified payments.

The American Jobs Creation Act of 2004 added new section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), which became effective January 1, 2005 and provides in part that a key employee (as defined in the Code) of a public company will be subject to additional taxes and penalties if certain payments are made to the key employee earlier than six (6) months after the key employee ceases performing services.

Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter have entered into that certain Agreement and Plan of Merger among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter dated as of January 25, 2005, and the consummation of the transactions contemplated by that agreement will constitute a Change in Control with respect to Magnum Hunter as currently defined in the Agreement and under new Section 409A of the Code.

The Internal Revenue Service has issued transitional guidance under Code section 409A that permits arrangements such as the Policy to be amended to comply with the requirements of Code section 409A.

Because it is not clear whether all of the persons who may receive payments under the Policy are not “key employees,” Magnum Hunter has determined that it should amend the provisions of the Policy relating to the events upon which certain payments will be made under the Policy with the intent of making the payments in a manner that will not trigger the additional taxes and penalties under Code section 409A.

II.            AMENDMENT TO POLICY

2.1          Amendment to Definition of Change in Control.  The definition of Change in Control in Section 1.1 shall be amended in its entirety to provide as follows:

“Change in Control” shall be defined in accordance with Treasury guidance and Regulations related to Section 409A of the Code, including but not limited to Notice 2005-1.  Notwithstanding the foregoing, the consummation of the transactions contemplated by that certain Agreement and Plan of Merger among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter Resources, Inc. dated as of January 25, 2005, as amended (the “Merger Agreement”), will constitute a “Change in Control” with respect to Magnum Hunter within the meaning of Code section 409A for purposes of this Policy.

2.2          Amendment to Section III of the Policy.  Section III of the Policy shall be deleted and replaced with the following:

1

III.           PAYMENTS FOLLOWING CHANGE IN CONTROL

3.1           Payment to Director.  If a Change in Control occurs, each Director shall be entitled to compensation in the amount of two times the then current annual retainer fee. Such compensation includes both cash compensation, deferred compensation, and the value of any compensation paid otherwise than in cash, except for options governed by Section 3.2.  The payment to be made to each Director upon the consummation of the transactions contemplated by the Merger Agreement is set forth in Section 5.16(g) of the Company Disclosure Schedule to the Merger Agreement.

3.2           Grant of Options.  If the Director is entitled to payments under Section 3.1, all unvested stock options will immediately be vested.  Upon the occurrence of the Change in Control, the Director will receive a lump sum cash payment no later than the day after the date on which the closing of the Change in Control occurs equal to the product of (a) the number of shares of Magnum Hunter common stock subject to each option held by the Director immediately before the Change in Control and (b) the excess, if any, of the closing price of the Magnum Hunter common stock on the day before the closing of the transaction that constitutes the Change in Control over the exercise price per share of the option.  If the exercise price of an option exceeds the closing price of the Magnum Hunter common stock on the day before the closing of the transaction that constitutes the Change in Control, the Director will not receive a payment with respect to that option.

III.           INTENT OF THE COMPANY

It is the intent of the Company that this Amendment to the Policy be construed and administered in a manner that is consistent with the requirements of Code section 409A and the regulations and other guidance published thereunder.

IV.           EFFECTIVENESS OF POLICY

Except as modified by this Amendment, all terms and conditions of the Policy remain unamended and shall remain in full force and effect.

Effective as of June 7, 2005